Exhibit 5.1
Phone: 215-569-5500

Fax: 215-569-5555
November 4, 2008
GSI Commerce, Inc.
935 First Avenue
King of Prussia, PA 19406

Re:	GSI Commerce, Inc.
Registration Statement on Form S-4
Gentlemen:
     We have acted as counsel to GSI Commerce, Inc. (“GSI”) in connection with the Registration Statement on Form S-4 (the “Registration Statement”) to be filed on November 4, 2008 by GSI pursuant to the Securities Act of 1933, as amended (the “Securities Act”), relating to the issuance of shares of GSI common stock, $0.01 par value, with an issuance price of up to $30,000,000 (the “Shares”) in connection with the proposed merger of Bulldog Acquisition Corp., a Georgia corporation and a wholly owned subsidiary of GSI, with and into Innotrac Corporation, a Georgia corporation. This opinion is furnished pursuant to the requirements of Item 601(b)(5) of Regulation S-K under the Securities Act.
     Although as counsel to GSI we have advised GSI in connection with matters referred to us by GSI, our services are limited to specific matters so referred. Consequently, we do not have knowledge of other transactions in which GSI has engaged or its day-to-day operations.
     In rendering this opinion, we have examined the following documents: (i) GSI’s Amended and Restated Certificate of Incorporation and Bylaws, each as amended as of the date hereof; (ii) resolutions of the GSI’s Board of Directors and Financing and Acquisitions Committee; and (iii) the Registration Statement. We have not made any independent investigation in rendering this opinion other than the document examination described. We have assumed and relied, as to questions of fact and mixed questions of law and fact, on the truth, completeness, authenticity and due authorization of all documents and records examined and the genuineness of all signatures. In rendering this opinion, we have assumed that (i) at the time of issuance of the Shares, there shall be a sufficient number of duly authorized and unissued shares of GSI common stock to accommodate such issuance; and (ii) the per share consideration

November 4, 2008

received by GSI in exchange for the issuance of any Shares shall not be less than the par value per share of GSI common stock.
     This opinion is limited to the laws of the State of Delaware. No opinion is expressed as to the laws of any other jurisdiction.
     Based upon and subject to the foregoing, we are of the opinion that the Shares which are being offered by GSI pursuant to the Registration Statement, when sold in the manner and for the consideration contemplated by the Registration Statement, will be validly issued, fully paid and non-assessable.
     This opinion is given as of the date hereof. We assume no obligation to update or supplement this opinion to reflect any facts or circumstances which may hereafter come to our attention or any changes in laws which may hereafter occur.
     This opinion is strictly limited to the matters stated herein and no other or more extensive opinion is intended, implied or to be inferred beyond the matters expressly stated herein.
     We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to our firm under the caption “Legal Matters” in the proxy statement/prospectus, which is part of the Registration Statement.

Very truly yours, /s/ Blank Rome LLP BLANK ROME LLP